Exhibit 10.1

EXECUTIVE EMPLOYEE AGREEMENT

This EXECUTIVE EMPLOYEE AGREEMENT (“Agreement”) is made and entered into as of and effective January 1, 2003 (“Effective Date”), by and between Nuance Communications, Inc. a Delaware corporation, with its principal offices at 1005 Hamilton Court, Menlo Park, California (“Company”), and Ronald A. Croen, an individual (“Executive”).

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, the parties hereto agree as follows:

ARTICLE I. EMPLOYMENT

1.1 Employment. The Company hereby employs Executive as its President and Chief Executive Officer (“CEO”) for a term of up to one year, potentially through December 31, 2003 (the “Term”), as it is envisioned that the Company will be making a near term decision to employ a new President and CEO. Executive hereby agrees to work toward an orderly transition and accepts such engagement with the Company in accordance with and subject to all of the terms, conditions and covenants set forth in this Agreement.

1.2 Election to Board; Title of Chairman of the Board. Executive is currently Chairman of the Board of Directors and will continue to act as Chairman of the Board until he resigns voluntarily, or the Board elects another director as Chairman of the Board. Executive will continue to serve as a member of the Board of Directors until either he voluntarily resigns or he is not reelected as a Board member because the Board does not nominate him on the slate of directors in connection with an annual meeting.

ARTICLE II. DUTIES OF EXECUTIVE

2.1 Scope of Duties. Executive shall be the President and Chief Executive Officer of the Company reporting to the Board of Directors of the Company (the “Board”), and shall have such other or additional offices or positions with the Company as the Board shall determine from time to time. Executive shall have responsibility for all departments of the Company, operating within such established guidelines, plans or policies as may be established or approved by the Board from time to time.

2.2 Other Business Affiliations. Subject to the provisions of Article 5.1 herein, Executive agrees that, without the approval of the Board, Executive shall not devote any time to any business affiliation which would interfere with or derogate from Executive’s obligations under this Agreement other than that with the Company, its parents, subsidiaries or affiliates.

ARTICLE III. COMPENSATION AND BENEFITS

3.1 Salary. While Executive’s 2002 annual base salary had been increased to $275,000; for 2003, Executive shall be paid a base annual salary of $250,000, less deductions required by law, which shall be paid in accordance with the Company’s normal and customary payroll practices, but in no event less frequently than monthly. Such salary shall be reviewed annually.

3.2 2002 Equity Compensation. Concurrent with the execution of this Agreement, Executive will be granted an option to purchase 160,000 shares of the Company’s Common Stock, pursuant to the Company’s 2000 Stock Plan, with a vesting commencement date of June 7, 2002 (the “2002 Option”) and grant date of January 2003. This option shall vest at the rate of 1/48th of the total shares on each monthly anniversary of the vesting commencement date (3,333 shares vest per month, such that 23,331 shares will have vested as of January 7, 2003,

Certain	information in this Exhibit has been omitted and filed separately with the Commission. As used herein, “*” indicates that confidential treatment has been requested with respect to the omitted portions.

and will be subject to all of the other terms and conditions set forth in the Company’s standard form of stock option agreement. The exercise price will be the fair market value of the Company’s common stock as of the day prior to the date that the options are awarded.

3.3 2003 Equity Compensation. The Company will grant to Executive a stock option to purchase 150,000 shares of the Company’s Common Stock (the “Service Option”). The Service Option will vest at the rate of 12,500 shares per month on each monthly anniversary of the vesting commencement date, subject to Executive continuing to provide services to the Company on each such date. If Executive succeeds in recruiting a new CEO in 2003, the unvested Service Option shares will accelerate in full as a recruitment incentive. Executive shall also be granted an option to purchase 50,000 shares of the Company’s Common Stock (the “Performance Option”). The Performance Option shall vest as to 100% of the shares subject to such option on the second anniversary of its date of grant, i.e., two year cliff, subject to Executive continuing to provide services to the Company on such date. Notwithstanding the foregoing, the Performance Option may vest earlier upon the achievement of the Company’s quarterly revenue and operating income or loss targets as set forth in Exhibit 1 (attached hereto). A maximum of 12,500 shares subject to the Performance Option may accelerate and vest in any quarter in 2003 upon achievement of such quarterly revenue and operating income or loss targets (adjusted for unusual items), in accordance with the schedule of revenue and operating income or loss targets set forth in Exhibit 1. A lesser number of shares may accelerate and vest in an applicable quarter if the plan targets are not achieved in accordance with the schedule set forth in Exhibit 1 (i.e., 0% of the potential shares if performance is less than 70% of plan targets, rising by formula thereafter to 100% upon 100% achievement of plan). Both the Service Option and the Performance Option (collectively the “2003 Options”) shall be subject to approval of the Board, which such approval shall occur simultaneously with the execution of this Agreement. The exercise price of each 2003 Option shall equal the fair market value of the underlying Common Stock as of the trading day prior to the date of the grant.

To the extent that ISOs are available under the 2000 Stock Plan, they will be granted; otherwise, the 2003 Options may be granted under either the Company’s 2000 Stock Plan or 2001 Nonstatutory Stock Option Plan and as a result shall be subject to the other terms and conditions set forth in the plan under which either such option may be granted and the Company’s standard form of stock option agreement for the applicable plan. However, in all events the terms of this Agreement shall supersede and take precedence in any instance in which there is an inconsistency between this Agreement and the plan under which a 2003 Option is granted and the option agreement used to formalize such grant.

3.4 Variable Compensation/ Incentive Cash Bonus. During the term of this Agreement, in addition to the compensation described in Section 3.1 above, and not to be limited by any other provision for compensation or benefits described herein, the Executive shall be eligible to be considered for variable compensation on a quarterly basis with an annual target, at one hundred per cent (100%) attainment, of fifty per cent (50%) of base salary, or $125,000. The variable compensation earned may range from zero to a maximum of $187,500 if all goals are exceeded to the maximum extent. The actual variable compensation payment will be determined on a quarterly basis by the Board against the goals and targets based on the formula set forth in the schedule attached hereto as Exhibit 1 (attached hereto). All cash bonus payments shall be less all applicable federal withholding taxes, social security taxes and other deductions required by law or reflecting usual benefits deductions.

3.5 Recruitment Bonus. Executive is charged with identifying and recruiting, or developing an internal officer as a candidate, and, with Board approval, hiring a new Chief Executive Officer and ensuring an orderly transition. Thirty (30) days after the beginning of employment of a new Chief Executive Officer (excluding an acting or interim Chief Executive Officer), Executive shall be paid a lump sum bonus of $100,000 (the “Recruitment Bonus”), subject to required taxes and withholdings; provided however that upon the promotion of such an acting or interim Chief Executive Officer who had been identified and recruited by Executive, the Recruitment Bonus shall be paid at that time.

3.6 Reimbursable Expenses. Upon submission of expense reports to the extent necessary to substantiate the Company’s federal income tax deductions for such expenses under the Internal Revenue Code of 1986 (as amended) and the Regulations thereunder and according to such expense report procedures as may be established by the Board, the Company shall reimburse Executive for all reasonable business expenses incurred in the performance of his duties hereunder on behalf of the Company.

3.7 Fringe Benefits. Executive and Executive’s eligible dependents shall be permitted to participate in all individual or family group benefits (health, medical, hospital, dental, prescription, vision.) The Executive shall also be eligible to participate in AD & D, disability and other insurance plans which the Company may establish for its executive employees and such other employee benefits or plans as the Company may establish for its employees in the future and which may be modified from time to time.

3.8 Vacations. Executive shall earn annual vacations in accordance with the Company’s standard policy for similarly situated employees, which is currently five (5) weeks accrued vacation for employees based in the United States with over five (5) years continuous service.

3.9 Holidays. Executive shall be entitled to all paid holidays given to the Company’s US employees.

3.10 Stock Options. In addition to the compensation and bonus described above, and not to be limited by any other provision for compensation or benefits described herein, Executive shall be eligible to participate in the Company’s existing annual executive employee stock option programs or plans as the Company may establish for its employees in the future and which may be modified from time to time.

3.11 Change of Control.

(a) For purposes of this Section 3.11, the following definitions shall apply:

(i) a “Change in Control” means the happening of any of the following events:

(A) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(B) A change in the composition of the Board occurring within a one-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (i) are directors of the Company as of the date hereof, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(C) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(D) Institution of bankruptcy proceedings or the Assignment for the Benefit of Creditors of all or substantially all of the assets of the Company; or

(E) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets.

(b) In the event of a Change of Control, if the Executive’s status with the successor corporation is terminated by the successor corporation Without Good Cause or by the Executive for Good Reason pursuant to Section 4.2 (b) within twelve (12) months following such Change of Control, the Executive shall vest in and have the right to exercise any outstanding Option or Stock Purchase Right to the extent that the Option or Stock Purchase Right is vested on the date of termination and as to an additional fifty percent (50%) of those Shares as to which the Option or Stock Purchase Right would not otherwise be vested or exercisable on the date of termination. Thereafter, the Option or Stock Purchase Right shall remain exercisable in accordance with Section 10 of the Stock Option Agreement.

3.12 Limitation on Payments. To the extent that any of the Change of Control payments and benefits provided for in this Agreement or otherwise payable to the Executive constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 as amended (“Code”), and but for this Section would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such benefits shall be either:

(a) delivered in full, or

(b) reduced to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (“Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section. In the event that subsection (a) above applies, then Executive shall be responsible for any excise taxes imposed with respect to such benefits. In the event that subsection (b) applies, then each benefit provided hereunder shall be proportionately reduced to the extent necessary to avoid imposition of such excise taxes.

ARTICLE IV. TERMINATION AND COMPENSATION UPON TERMINATION

4.1 General Release. Any other provision of this Agreement notwithstanding, Article 4.3 shall not apply unless Executive has executed a mutually agreeable general release of all known and unknown claims, and has expressly agreed in writing not to prosecute any legal action or other proceeding based on any of such claims.

4.2 Termination. Termination will be deemed to occur as follows:

(a) Termination for Good Cause by the Company. The Company may terminate Executive’s employment immediately for “Good Cause” upon written notice to Executive. The effective date of termination shall be the date specified in the notice, or the Company may provide pay in lieu thereof. For purposes of this Agreement, “Good Cause” shall mean:

(i) Executive’s performance of any act for which, if Executive were prosecuted, would constitute a felony or misdemeanor involving moral turpitude;

(ii) Executive’s failure to satisfactorily carry out in good faith the Executive’s material duties, if Executive does not remedy such failure within fifteen (15) days of having received written notice detailing the shortcomings in his performance;

(iii) Executive’s willful dishonesty towards or fraud upon the Company which is materially injurious to the Company;

(iv) Executive’s willful violation of confidentiality obligations to the Company or willful misappropriation of Company assets; or

(v) Executive’s death or inability to carry out Executive’s essential duties with reasonable accommodation, if any, unless prohibited by law.

(b) Termination by Executive for Good Reason. Executive may terminate his employment with the Company (or any parent or successor thereof in connection with a change of control, a “Successor”) for “Good Reason” by providing the Company, or its Successor, with written notice thereof. The effective date of the termination shall be the date specified in the notice, and the Company, or its Successor, will provide the severance payments in accordance with Section 4.3 in the event of Executive’s termination of employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean Executive’s cessation of employment in connection with or after any of the following events, without Executive’s prior written consent:

(i) a reduction by the Company, or its Successor, in Executive’s then annual base salary or target variable compensation, unless such reduction is an across the board percentage reduction, applied equally to all officers of the Company (and any successor of the Company, if applicable);

(ii) the failure of the Company to obtain an agreement from any successor to the Company, or purchaser of all or substantially all of the Company’s assets, to assume and agree to perform this Agreement;

(iii) the assignment of Executive to duties inconsistent with his position as Chief Executive Officer or which reflect an adverse change in authority, responsibility or status with the Company or any successor;

(iv) requiring Executive to relocate to offices fifty (50) or more miles outside of the California Bay Area;

(v) any material adverse change in any substantial benefit provided to Executive;

(vi) a change in Executive’s title from that of Chief Executive Officer and President;

(vii) the hiring and beginning of employment by a new Chief Executive Officer; or

(viii) any act, set of facts or omissions that would, under applicable law, constitute a constructive termination of Executive.

(c) Voluntary Termination by Executive. Executive may terminate his employment at any time without Good Reason, as defined in Article 4.1 above, by providing the Company with ninety (90) days written notice. The effective date of the termination shall be the date specified in the notice. The Company may provide pay in lieu thereof.

4.3 Compensation Upon Termination or Nonrenewal of this Agreement. Upon termination of Executive’s employment by either party, Executive shall be entitled to receive payments as follows:

(a) Nonrenewal by the Company, Nonrenewal by Executive, Termination by the Company Without Good Cause, or Termination by Executive for Good Reason. Upon nonrenewal of this Agreement within thirty (30) days prior to the expiration of the Term by either the Company or the Executive, termination of Executive’s employment by the Company without Good Cause, as defined in Article 4.2(a) above, or termination of employment by Executive for Good Reason, as defined in Article 4.2(b) above, Executive shall be entitled to the following severance benefits at the end of his employment (or as soon as may reasonably be determined in the case of (iii) below):

(i) payment, in a lump sum, of any and all base salary due and owing to Executive through the date of termination, plus an amount equal to his earned but unused vacation through the date of termination, and reimbursement for all reasonable expenses;

(ii) a lump sum severance payment in the amount of $250,000;

(iii) the Performance Options as noted in section 3.3 that would have been earned during the quarter in which Executive’s employment is terminated, as well as such Performance Options as would have been earned for performance in the ensuing quarter, will be accelerated and vested for those periods; and

(iv) eligibility for continuation of COBRA health coverage at Executive’s expense.

If, in addition to termination of employment pursuant to this section 4.3(a), Executive is also terminated from the Company’s Board of Directors prior to January 13, 2004, vesting of his 2002 Option and his 2003 Service Option shall be accelerated such that the number of shares vested thereunder shall be equal to the number of shares that would have vested had his service to the Company as an Executive or a Company Board Member continued through January 13, 2004.

The payments provided for in paragraph 4.3(a)(i) shall be paid immediately upon Executive’s termination. Payment provided for in paragraph 4.3(a)(ii) shall be made to Executive within ten (10) business days after the date of termination, or ten (10) days after the Company’s receipt of an un-revoked release, whichever is later. The acceleration of vesting in subsection (iii) above shall occur as soon as the applicable target performance may reasonably be determined. All such payments will be subject to applicable payroll or other taxes required to be withheld by the Company.

Payments to Executive hereunder shall be considered severance pay in consideration of past service and Executive shall not be required to mitigate the amount of any payment provided for in this Section by seeking alternative employment or otherwise, and the amount of any payment provided for in this Section shall not be reduced by any compensation earned by Executive as the result of employment by another employer after the date of termination, or otherwise.

Notwithstanding termination of Executive’s employment under any circumstances, the Executive shall continue to vest in all of his options and stock purchase rights held for so long as he continues to serve as a member of the Board of Directors and shall vest in and have the right to exercise any outstanding option or stock purchase right, to the extent that the option or stock purchase right is vested and exercisable, in accordance with Section 10 of the stock option or stock purchase agreement.

(b) Termination By the Company for Good Cause. Upon termination of Executive’s employment by the Company for Good Cause, as defined in Article 4.2(a) above, Executive shall be paid, in a lump sum, any and all base salary due and owing to him through the date of termination, plus an amount equal to his earned but unused vacation through the date of termination. Notwithstanding any termination of employment, any outstanding option or stock purchase right shall continue to vest in accordance with its term for so long as Executive continues to serve as a member of the Board of Directors of the Company, and vested options or stock purchase rights shall remain exercisable, in accordance with Section 10 of the stock option or stock purchase agreement.

(c) Termination for Death. Upon termination of Executive’s employment due to his death or permanent disability, Executive’s estate shall be paid, in a lump sum, any and all base salary due and owing to him through the date of termination, plus an amount equal to his earned but unused vacation through the date of termination. Executive’s estate shall have the right to exercise any outstanding option or stock purchase right to the extent that the option or stock purchase right is vested on the date of termination. The vested option or stock purchase right shall remain exercisable in accordance with Section 10 of the stock option or stock purchase agreement.

(d) Voluntary Termination by Executive. If Executive voluntarily resigns (not as a result of Good Reason) during the Term of this Agreement under the provisions of Article 4.2(c) above, Executive shall be paid, in a lump sum, any and all base salary due and owing to him through the date of termination, and an amount equal to his earned but unused vacation through the date of termination. Notwithstanding any termination of employment, any outstanding option or stock purchase right shall continue to vest in accordance with its terms for so long as Executive continues to serve as a member of the Board of Directors of the Company and the vested option or stock purchase right shall remain exercisable in accordance with Section 10 of the stock option or stock purchase agreement.

(e) Limitation on Payments. To the extent that any payments and benefits provided for in this Agreement or otherwise payable to the Executive constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 as amended (“Code”), and but for this Section would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such benefits shall be either:

(i) delivered in full, or

(ii) reduced to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (“Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section. In the event that subsection (a) above applies, then Executive shall be responsible for any excise taxes imposed with respect to such benefits. In the event that subsection (b) applies, then each benefit provided hereunder shall be proportionately reduced to the extent necessary to avoid imposition of such excise taxes.

ARTICLE V. NONCOMPETITION AND NONSOLICITATION

5.1 Noncompetition During Employment. Except for Executive’s service as a board member of companies that are not competitive with the Company, Executive shall devote full time to the business of the Company and will not directly or indirectly, engage, individually or as an officer, director, employee, consultant, advisor, partner or co-venturer, or as a stockholder or other proprietor owning more than a five percent (5%) interest in any firm, corporation, partnership or other organization (in case of any such ownership or participation) in the business of manufacturing, selling or distributing products in competition with the products and/or services of the

Company or its subsidiaries or affiliates. Executive shall furnish to the Board a detailed statement of any such outside employment or consulting services in which Executive seeks to engage or invest, and, as from time to time requested by the Board, resubmit for approval a detailed statement thereof (provided, however, that Executive’s service as a board member of companies that are not competitive with the Company shall be included in the detailed statement, but shall not be subject to such approval). In the event the Board determines in good faith that such violation or conflict exists, Executive shall refrain from such employment, consulting services or investment. It is intended and agreed that during the term of Executive’s employment, Executive will knowingly perform no act which may confer any competitive benefit or advantage upon any enterprise competing with Company, its subsidiaries, affiliates or any successor.

5.2 Non-solicitation.

(a) Executive agrees that during Executive’s employment or service as a Board member and for a period of twelve (12) months after his termination of employment or as a Board member, for any reason, in any county in the United States in which the Company does business, Executive shall not, in competition with the Company or any subsidiary or affiliates:

(i) call upon or solicit any of the customers of the Company or any subsidiary that were or became customers during the term of Executive’s employment (as used herein “customer” shall mean any person or company as listed as such on the books of the Company or any affiliates) regarding products or services that are substantially similar to those offered by the Company; or

(ii) induce or attempt to induce any employee, agent or consultant of the Company or any subsidiary or affiliates to terminate his or her association with the Company or any subsidiary or affiliates.

(b) The Company and Executive agree that the provisions of this Article 5.2 contain restrictions that are not greater than necessary to protect the interests of the Company. In the event of the breach or threatened breach by Executive of this Article 5.2, the Company, in addition to all other remedies available to it at law or in equity, will be entitled to seek injunctive relief and/or specific performance to enforce this Article 5.2.

ARTICLE VI. MISCELLANEOUS PROVISIONS

6.1 Proprietary Information and Inventions Agreement. Concurrent with execution of this Agreement, Executive will enter into the Company’s current version of its standard Proprietary Information and Inventions Agreement.

6.2 Other Agreements. Executive agrees to abide by Nuance’s then-current Code of Business Conduct and Ethics and Nuance’s Insider Trading Compliance Policy and any updates to those policies or similar policies that Nuance may adopt in the future.

6.3 No Breach of Duty. Executive represents that Executive’s performance of this Agreement and as an employee of the Company does not and will not breach any agreement or duty to keep in confidence proprietary information acquired by Executive in confidence or in trust prior to employment with the Company. Executive has not and will not enter into any agreement either written or oral in conflict with this Agreement. Executive is not presently restricted from being employed by the Company or entering into this Agreement.

6.4 Arbitration. Executive and the Company agree that any dispute or claim, including all contract, tort, discrimination and other statutory claims, arising under or relating to Executive’s employment or termination of employment with the Company, but excepting claims under applicable workers’ compensation law and unemployment insurance claims (“arbitrable claims”) alleged against the Company and/or its agents or against Executive shall be resolved by arbitration. HOWEVER, Executive and the Company agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the

Company’s trade secrets or proprietary information, or claims under the non-solicitation provisions of Article 5.2. Arbitration shall be final and binding on the parties and shall be the exclusive remedy for arbitrable claims. Executive and the Company hereby waive any rights each may have to a jury trial in regard to the arbitrable claims. Executive and the Company further agree that the arbitrator shall have the sole authority to determine arbitrability of any such arbitrable claims. Arbitration shall be conducted by the American Arbitration Association in San Mateo County, California (or other mutually agreed upon city) under the National Rules for the Resolution of Employment Disputes. As, in any arbitration, the burden of proof shall be allocated as provided by applicable law. The Company agrees to pay the fees and costs of the arbitrator. However, the arbitrator shall have the same authority as a court to award equitable relief, damages, costs, and fees (excluding the costs and fees for the arbitrator) as provided by law for the particular claims asserted. This arbitration clause shall be governed by and construed in all respects under the terms of the Federal Arbitration Act.

6.5 Notices. Any notice or other communication given hereunder or in connection herewith shall be sufficiently given if in writing and (a) sent by certified mail or overnight courier, postage or delivery costs prepaid and return receipt requested, (b) sent by facsimile transmission, or (c) delivered personally, to the parties hereto at the following addresses or to such addresses as the parties may from time to time provide in accordance herewith:

If to the Company:	Nuance Communications, Inc 1005 Hamilton Court Menlo Park, California 94025 Attention: Donna Allen Taylor, VP, Chief People Officer

If to Executive:	Ronald A. Croen [*]

Such notice shall be deemed given on the date on which personally served or, if by mail, on the fifth (5th) day after being posted or on the date of actual receipt, whichever is earlier, or if by facsimile transaction with confirmation of receipt, one (1) business day after sent or the time of actual receipt, whichever is earlier.

6.6 Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger or consolidation) shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.7 Entire Agreement; Employment Amendments; Waiver. This Agreement, together with the Proprietary Information and Inventions Agreement, is the entire agreement between the parties hereto concerning the subject matter hereof and supersedes and replaces all prior or contemporaneous agreements or understandings between the parties. This Agreement may not be amended or modified in any manner, except by an instrument in writing signed by each of the parties hereto. Failure of either party to enforce any of the provisions of this Agreement or any rights with respect thereto or failure to exercise any election provided for herein shall in no way be considered to be a waiver of such provisions, rights or elections or in any way affect the validity of this Agreement. The failure of either party to exercise any of said provisions, rights or elections shall not preclude or prejudice such party from later enforcing or exercising the same or other provisions, rights or elections which it may have under this Agreement.

6.8 Severability. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon any determination that any such term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

6.9 Survival. Articles 5.2, 6.1 and 6.4 shall survive the termination of this Agreement.

6.10 Governing Law. This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of California. With the exception of “arbitrable claims” as defined in Section 6.4, the federal courts and/or state courts of the State of California, County of San Mateo shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement and/or employment relationship or termination thereof and Employee and the Company each consent to such jurisdiction and venue.

6.11 Payments for Service in 2002. Concurrent with the execution of this Agreement, the Company shall pay Executive his Variable Compensation award for 2002 in the amount of One Hundred Twenty-Three Thousand, Seven Hundred Fifty Dollars ($123,750).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

“Executive”	“Company” NUANCE COMMUNICATIONS, INC

By:
Ronald A. Croen	Donna Allen Taylor Vice President, Chief People Officer
AND Board of Directors Compensation Committee

By:
Philip J. Quigley

By:
Gary Morgenthaler

EXHIBIT 1

EXHIBIT 1

2003 VARIABLE COMPENSATION

The amount of variable compensation earned each quarter is subject to a sliding scale with no variable compensation earned if 70% or less of the applicable goal is met and up to 150% of the target variable compensation earned if 130% or more of the applicable goal is met.

2003	1QTR	1QTR	2QTR	2QTR	3QTR	3QTR	4QTR	4QTR
	Revenue	Operating Income or Loss (1)	Revenue	Operating Income or Loss	Revenue	Operating Income or Loss	Revenue	Operating Income or Loss (2)
Target Goal	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]

Target Var.Comp	$15,625	$15,625	$15,625	$15,625	$15,625	$15,625	$15,625	$15,625

If 70% or less of Target Goal Met	0% of Target Variable Comp	0% of Target Variable Comp	0% of Target Variable Comp	0% of Target Variable Comp	0% of Target Variable Comp	0% of Target Variable Comp	0% of Target Variable Comp	0% of Target Variable Comp

If 130% or more of Target Goal Met	150% of Target Variable Comp ($23,437)	150% of Target Variable Comp ($23,437)	150% of Target Variable Comp ($23,437)	150% of Target Variable Comp ($23,437)	150% of Target Variable Comp ($23,437)	150% of Target Variable Comp ($23,437)	150% of Target Variable Comp ($23,437)	150% of Target Variable Comp ($23,437)

(1)	“Operating Income or Loss” means Operating Income or Loss as reported by the Company before any Non-Cash Compensation Charges, One-Time Restructuring Charges or any Extraordinary Charges or other Unusual or Unique Items.

(2)	* (Confidential Treatment Requested)